EXHIBIT 2.1

AMENDMENT NO. 1
TO THE SECURITIES PURCHASE AGREEMENT
AMENDMENT NO. 1 TO THE SECURITIES PURCHASE AGREEMENT dated as of October 1, 2015 (this “Amendment”) by and among Birch Hill Equity Partners Management Inc., a corporation incorporated under the laws of the Province of Ontario (“BHEPMI”), in its capacity as the Vendors’ Representative (the “Vendors’ Representative”), Boost GP Corp., a corporation incorporated under the laws of the Province of Ontario (“Boost GP”), Boost Holdings LP, a limited partnership formed under the laws of the Province of Ontario (“Boost Holdings”), Stericycle, Inc., a Delaware corporation (“Stericycle”), 1908223 Alberta ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (“Purchaser Sub 1”), and 1908249 Alberta ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (“Purchaser Sub 2”, and together with Stericycle and Purchaser Sub 1, the “Purchasers”).
RECITALS
A.    The Vendors’ Representative, Boost GP, Boost Holdings and the Purchasers are parties to that certain Securities Purchase Agreement dated July 15, 2015 (the “Agreement”) among CC Shredding Holdco LLC, a limited liability company formed under the laws of the State of Delaware, CC Dutch Shredding Holdco BV, a company formed under the laws of the Netherlands, BHEPMI, in its own capacity and in its capacity as the Vendors’ Representative, Shred-it International Inc., a corporation incorporated under the laws of the Province of Ontario, the Funds listed on Appendix A to the Agreement, the Co-Investors listed on Appendix B to the Agreement, the Management Shareholders listed on Appendix C to the Agreement, the Option Participants listed on Appendix E to the Agreement, Shred-it JV LP, a limited partnership formed under the laws of the Province of Ontario, Boost GP, Boost Holdings and the Purchasers. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement; and
B.     Each of the Vendors’ Representative, on behalf of each of the Vendors, Boost GP, Boost Holdings and the Purchasers have agreed to amend the Agreement to modify certain provisions thereof.
NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.Amendment to Article 1. Article 1 of the Agreement is hereby amended as follows:
(a)    The following new definition is hereby inserted immediately following the definition of “Adjustment Amount”:
“Adjustment Amount (Shred-it International)” has the meaning specified in Section 2.4(11).
(b)    The definition of “Estimated Closing Working Capital” is hereby deleted.

(c)    The following new definition is hereby inserted immediately following the definition of “Financings”:
“Form 1120-F” has the meaning specified in Section 9.4(1).
(d)    The definition of “Purchaser Indemnitee” is hereby amended and restated as follows:
“Purchaser Indemnitee” means each of the Purchasers, each of their respective Affiliates and each of their respective Representatives; provided, that, for the avoidance of doubt, Purchaser Sub 1 shall not be entitled to receive any indemnification payment hereunder from the Vendors except as a result of the assignment pursuant to clause (v) of Section 2.1(2) of Shred-it’s indemnification obligations under Section 10.4(4).
(e)    The following new definition is hereby inserted immediately following the definition of “Software”:
“Specified State Income Tax Return” has the meaning specified in Section 9.4(1).
SECTION 2.    Amendment to Section 2.1.
(a)    Section 2.1(2) of the Agreement is hereby amended and restated as follows:
“(2)    The proceeds of the Shred-it International Purchase Price shall be allocated among CC Shredding, CC Dutch Shredding, the Management Shareholders, Boost GP and/or Boost Holdings in accordance with the Shred-it LPA, and Shred-it: (i) shall repay an amount of its outstanding Indebtedness owed to third parties to be determined by the Vendors prior to the Closing; (ii) shall make a distribution to each of CC Dutch Shredding, CC Shredding and the Management Shareholders in their respective allocated amounts of the remaining proceeds in accordance with the Shred-it LPA; (iii) shall lend to Boost Holdings an amount equal to its allocated amount of the remaining proceeds in accordance with the Shred-it LPA, evidenced by a note issued by Boost Holdings to Shred-it (the “Boost Holdings Note”); (iv) shall lend to Boost GP an amount equal to its allocated amount, if any, of the remaining proceeds in accordance with the Shred-it LPA, evidenced by a note issued by Boost GP to Shred-it (the “Boost GP Note”); and (v) shall assign its rights and obligations under Section 2.4(11) and Section 10.4(4) to the Vendors;”
(b)    Section 2.1(3) of the Agreement is hereby amended and restated as follows:
“(3)    Boost Holdings shall use the proceeds from the issuance of the Boost Holdings Note to redeem a portion of the issued and outstanding securities of Boost Holdings held by the Funds and the Co-Investors and to make a cash distribution to SII GP, on a pro rata basis, having a value equal to the principal amount of the Boost Holdings Note, and in addition, Boost Holdings shall use excess available cash and management loan receivables in the amount indicated in writing by the Vendors’ Representative to Stericycle prior to

Closing, to redeem an additional portion of the issued and outstanding securities of Boost Holdings held by the Funds and the Co-Investors;”
(c)    Section 2.1(4) of the Agreement is hereby amended and restated as follows:
“(4)    [Intentionally Omitted];”
SECTION 3.    Amendment to Section 2.2. Section 2.2 of the Agreement is hereby amended by inserting the following immediately after the last paragraph of Section 2.2:
“(3)    Notwithstanding anything to the contrary in this Agreement, the Purchasers shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement after the Closing such amounts as any Purchaser is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld, the applicable Purchaser shall remit the withheld amounts to the appropriate Governmental Entity in accordance with applicable law and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Vendor in respect of such deduction and withholding was made. The Purchasers shall not withhold any Taxes from any payment payable pursuant to this Agreement to a Vendor that provides a properly completed and executed copy of Internal Revenue Service Form W-9 or W-8, as applicable, to Stericycle in accordance with Section 7(m) of the Indemnity Escrow Agreement prior to the date of such payment.”
SECTION 4.    Amendments to Section 2.4.
(a)    Section 2.4(1) of the Agreement is hereby amended by adding the following immediately after the last sentence therein:
“For the avoidance of doubt, the Draft Working Capital / Indebtedness Statement will take into account all transactions occurring under Section 2.1 on the Closing Date, including that certain loan from Purchaser Sub 1 to Shred-it International, the proceeds of which shall be used for the repayment of intercompany indebtedness owed to Shred-it USA pursuant to the cash pooling account held by such Persons at The Bank of Nova Scotia.”
(b)    The fourth sentence of Section 2.4(4) of the Agreement is hereby amended by deleting the following immediately after the words “calculate the” therein: “applicable” and inserting the following immediately after the words “Adjustment Amount” therein: “or the Adjustment Amount (Shred-it International), as the case may be,”.
(c)    Section 2.4(6)(e) of the Agreement is hereby amended and restated as follows:
“(e)    If (i) Actual Closing Working Capital is between $40,000,000 and $50,000,000 and (ii) any adjustment was made pursuant to Section 2.3(1)(a)(D), Section 2.3(1)(b)(F), Section 2.3(1)(a)(E) or Section 2.3(1)(b)(G), then the amount of such adjustment shall be repaid by the receiving Party or Parties, as applicable, to the Party or Parties that paid such adjustment, as applicable; provided that, the Adjustment Amount pursuant to this Section 2.4(6) shall be adjusted, as appropriate, for any amount payable pursuant to Section 2.4(11) such that the aggregate amount of adjustments pursuant to Section 2.4(6) and Section 2.4(11) are not less or more than those that would otherwise result solely pursuant to this Section 2.4(6).”
(d)    Sections 2.4(7), (8) and (9) of the Agreement are hereby amended and restated as follows:
“(7)    The Person(s) required to make a payment pursuant to Section 2.4(6) or Section 2.4(11), as the case may be, shall pay, within two Business Days of the Determination Date, by wire transfer of immediately available funds, to one or more accounts held by the Person(s) to whom payment is required pursuant to Section 2.4(6) or Section 2.4(11), as the case may be, as designated by such Person(s) within one Business Day of the Determination Date, an amount equal to the sum of (a) the Adjustment Amount or the Adjustment Amount (Shred-it International), as the case may be, plus (b) interest computed thereon at the Prime Rate on the Closing Date calculated based on the number of days elapsed from the Closing Date to the date of such payment and a 360-day year.
(8)    If the Vendors are required to make a payment pursuant to Section 2.4(7), then:
(a)    if the amount of the payment contemplated by Section 2.4(7) is less than or equal to the Holdback Amount, Stericycle (on behalf of itself and Purchaser Sub 2 or on behalf of Purchaser Sub 1) shall retain such amount from the Holdback Amount, if any, and pay the balance of the Holdback Amount, if any, to the Vendors in accordance with Section 2.4(7), as applicable; or
(b)    if the amount of the payment contemplated by Section 2.4(7) is greater than the Holdback Amount, Stericycle (on behalf of itself and Purchaser Sub 2 or on behalf of Purchaser Sub 1) shall retain the Holdback Amount and the Vendors shall pay the balance of the amount contemplated by Section 2.4(7) to Stericycle (on behalf of itself and Purchaser Sub 2 or on behalf of Purchaser Sub 1) in accordance with Section 2.4(7).
(9)    If Stericycle (on behalf of itself and Purchaser Sub 2 or on behalf of Purchaser Sub 1) is required to make a payment pursuant to Section 2.4(7), then Stericycle (on behalf of itself and Purchaser Sub 2 or on behalf of Purchaser Sub 1) shall pay such amount and the Holdback Amount to the Vendors in accordance with Section 2.4(7).”
(e)    The first paragraph of Section 2.4(11) of the Agreement is hereby amended and restated as follows:
“(11)    Shred-it and Purchaser Sub 1 agree to the following adjustments to the Shred-it International Purchase Price (the “Adjustment Amount (Shred-it International)”) which may be offset against each other for purposes of determining a single payment amount to be made by Shred-it or Purchaser Sub 1, as the case may be:”
(f)    The proviso immediately following Section 2.4(11)(e) of the Agreement is hereby amended and restated as follows:
“provided, that, pursuant to the assignment under clause (v) of Section 2.1(2), any amount payable to or by Shred-it pursuant to this Section 2.4(11) shall be paid to or by the Vendors; and provided, further, that, any amount payable to or by Purchaser Sub 1 pursuant to this Section 2.4(11) shall be paid to or by Stericycle pursuant to Section 2.4(7) on Purchaser Sub 1’s behalf, and Purchaser Sub 1 or Stericycle, as the case may be, shall reimburse the other for any such amount.”
SECTION 5.    Amendment to Section 7.1. The second sentence of Section 7.1 of the Agreement Section 7.1 of the Agreement is hereby amended and restated as follows:
“The Closing of the sale of the Shred-it International Purchased Securities shall be effective as of 11:27 p.m. on the Closing Date and the Closing of the sale of the remaining Purchased Securities shall be effective as of 11:57 p.m. on the Closing Date.”
SECTION 6.    Amendments to Section 9.4.
(a)    Section 9.4(1) of the Agreement is hereby amended and restated as follows:
“(1)    The Vendors’ Representative shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions properly obtained) all income Tax Returns for each member of the Target Group for all taxable years ending in 2014 (each, a “2014 Income Tax Return”) and all Tax Returns that are required to be filed by or with respect to any member of the Target Group on or prior to the Closing Date. The Vendors’ Representative will deliver drafts of each 2014 Income Tax Return to Stericycle for review and comment not less than 30 days prior to the due date for such Tax Return, taking into account extensions; provided that, in the case of any state income Tax Return required to be filed by or with respect to any member of the Target Group on or prior to September 15, 2015 or on or prior to October 15, 2015 (each, a “Specified State Income Tax Return”), the Vendors’ Representative shall prepare a draft of such Specified State Income Tax Return as promptly as possible and deliver such to Stericycle for review and comment promptly following its preparation; provided, further, that, in the case of the U.S. federal income tax returns for Boost GP and Boost Holdings for the taxable year ended December 31, 2014 (each a “Form 1120-F”), the Vendors’ Representative shall deliver a copy of such Form 1120-F to Stericycle promptly following the filing of such return on September 15, 2015. The Vendors’ Representative shall (or, if prior to the Closing, shall cause the Target Group to), subject to the remainder of this clause (1), incorporate all reasonable comments provided by Stericycle with respect to all 2014 Income Tax Returns to the extent consistent with Law and received within 20 days after Stericycle’s receipt of such 2014 Income Tax Return; provided that, if the Vendors’ Representative disagrees with any such comments, it shall notify Stericycle of such disagreement and the basis for its objection. The parties shall use their commercially reasonable efforts to reach an agreement on any such dispute prior to the date on which the relevant Tax Return is required to be filed (or, in the case of a Specified State Income Tax Return or Form 1120-F, within 10 days after Stericycle’s receipt of notice of disagreement from the Vendors’ Representative) and if the parties cannot resolve any disagreement, the item in question shall be resolved by the CPA Firm, and such resolution shall be binding. Notwithstanding anything to the contrary in this clause (1), (X) if a Specified State Income Tax Return is due prior to the end of the period provided to Stericycle for review of such Specified State Income Tax Return or the resolution of any dispute regarding Stericycle’s comments on such Specified State Income Tax Return, the Vendors’ Representative shall (or, if prior to the Closing, shall cause the Target Group to) timely file such Specified State Income Tax Return and shall promptly file an amended Tax Return to reflect the changes, if any, to such Specified State Income Tax Return agreed to by the parties or resolved by the CPA Firm and (Y) the Vendors’ Representative shall promptly file an amended Tax Return to reflect the changes, if any, to the Forms 1120-F agreed to by the parties or resolved by the CPA Firm. The fees and expenses of the CPA Firm in connection with such resolution shall be shared equally by Stericycle, on the one hand, and the Vendors, on the other hand. Except as required by Law, the Vendors’ Representative shall prepare or cause to be prepared such Tax Returns in a manner consistent with past practice to the extent the relevant member of the Target Group has previously filed Tax Returns of the same type and, otherwise, in a manner consistent with past practice of similarly situated members of the Target Group.”
(b)    Section 9.4 of the Agreement is hereby amended by inserting the following immediately following the end of Section 9.4(9) of the Agreement:
“(10)    The Parties agree to allocate the income of Shred-it and Shred-it USA between the Vendors, on the one hand, and the Purchasers, on the other, in accordance with an interim closing of the books as permitted under Section 706 of the Code.”
SECTION 7.    Amendment to Section 10.1(1). Section 10.1(1) of the Agreement is hereby amended by deleting the following in the first sentence thereof: “(including, without duplication and without additional Damages solely as the result of the timing of the sale of the Shred-it International Purchased Securities, with respect to any indemnification obligation of Shred-it under Section 10.4(4) with respect to Damages suffered in respect of Shred-it International and its Subsidiaries)”.
SECTION 8.    Amendment to Section 10.2(1). Section 10.2(1) of the Agreement is hereby amended by deleting the following in the first sentence thereof: “(including, without duplication and without additional Damages solely as the result of the timing of the sale of the Shred-it International Purchased Securities, with respect to any indemnification obligation of Shred-it under Section 10.4(4) with respect to Damages suffered in respect of Shred-it International and its Subsidiaries)”.
SECTION 9.    Amendment to Section 10.4(4). Section 10.4(4) of the Agreement is hereby amended and restated as follows:

“(4)    Following the Closing, Shred-it shall be liable for, and shall indemnify Purchaser Sub 1 against and hold it harmless from, any Damages suffered in respect of Shred-it International and its Subsidiaries as if Purchaser Sub 1 were a Purchaser Indemnitee and Shred-it were a Vendor, to the same extent and subject to the same limitations as applicable to any indemnification of the Vendors of any Purchaser Indemnitee under this Article 10; provided that, pursuant to the assignment under clause (v) of Section 2.1(2), any amount payable by Shred-it pursuant to this Section 10.4(4) shall be paid by the Vendors. For the avoidance of doubt, upon the assignment under clause (v) of Section 2.1(2), the obligations of the Vendors to Purchaser Sub 1 pursuant to this Section 10.4(4) are in addition to any obligation under Section 10.1 and Section 10.2, without duplication.”
SECTION 10.    Amendment to Section 10.5. Clause (X) of the first sentence of Section 10.5 of the Agreement is hereby amended and restated as follows:
“(X) if a request for extension of the time for filing any income Tax Return or other material Tax Return relating to a Pre-Closing Tax Period or Straddle Period of any member of the Target Group is made during the Interim Period or if any amended Specified State Return or Form 1120-F is filed pursuant to Section 9.4(1), the Vendors’ indemnification obligations set forth in Section 10.1 with respect to such Tax Return shall survive for three years following the filing of such Tax Return, and”
SECTION 11.    Amendment to Appendix D.
(a)    Appendix D of the Agreement is hereby amended by inserting the following immediately below Shred-it International Inc.’s holding of 1 GP unit of Boost Holdings LP:

Shred-it JV LP	85,774,130 Common Shares of Shred-it International ULC

(b)    Boost GP Corp’s holdings in Appendix D of the Agreement is hereby amended and restated as follows:

Boost GP Corp.	6,430 Class D Units of Shred-it JV LP 250 Class C Units of Shred-it JV LP 1 GP Unit of Shred-it JV LP

SECTION 12.    Conditions to Effectiveness. This Amendment shall become effective upon the date when counterparts hereof shall have been executed and delivered by a duly authorized officer of each of Vendors’ Representative, Boost GP, Boost Holdings and the Purchasers.
SECTION 13.    Reference to and Effect in the Agreement. (a) Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”

or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby.
(b)    Except as specifically amended herein, the Agreement shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.
SECTION 14.     Counterparts. This Amendment may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Amendment.
SECTION 15.     Governing Law. This Amendment is governed by, and will be interpreted and construed in accordance with, the Laws of the State of New York and the federal Laws of the United States applicable therein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Securities Purchase Agreement to be executed as of the date first above written.
BIRCH HILL EQUITY PARTNERS MANAGEMENT INC.
By: /s/ Dave Samuel
Name: Dave Samuel
Title: Executive Vice President
BOOST GP CORP.
By: /s/ Andrew Fortier
Name: Andrew Fortier
Title: Authorized Signing Officer
BOOST HOLDINGS LP, by its general partner, SHRED-IT INTERNATIONAL INC.
By: /s/ Andrew Fortier
Name: Andrew Fortier
Title: Vice President
STERICYCLE, INC.
By: /s/ Charles A. Alutto
Name: Charles A. Alutto
Title: President and CEO
1908223 ALBERTA ULC
By: /s/ Charles A. Alutto
Name: Charles A. Alutto
Title: Authorized Signing Officer
1908249 ALBERTA ULC
By: /s/ Charles A. Alutto
Name: Charles A. Alutto
Title: Authorized Signing Officer